Exhibit 99.1
ATKORE INTERNATIONAL HOLDINGS INC.
Unaudited Pro Forma Condensed Consolidated Balance Sheet
June 28, 2013

($ in millions, except per share data)	As Reported	Pro forma Adjustments		Pro Forma
Assets
Current Assets:
Cash and cash equivalents	$57	$18	(b)	$75
Accounts receivable, less allowance for doubtful accounts of $5	211	(28)	(a)	183
Receivables due from Tyco International Ltd. and its affiliates	3	—		3
Inventories, net	249	(11)	(a)	238
Assets held for sale	11	—		11
Prepaid expenses and other current assets	37	9	(a) (b)	46
Deferred income taxes	20	—		20
Total current assets	588	(12)		576
Property, plant and equipment, net	241	—		241
Intangible assets, net	255	—		255
Goodwill	132	—		132
Deferred income taxes	—	—		—
Receivables due from Tyco International Ltd. and its affiliates	13	—		13
Other assets	19	6	(b)	25
Total Assets	$1,248	$(6)		$1,242
Liabilities and Equity				—
Current Liabilities:				—
Short-term debt and current maturities of long-term debt	$4	$—		$4
Accounts payable	105	(3)	(a)	102
Income tax payable	3	—		3
Accrued and other current liabilities	76	(3)	(a)	73
Total current liabilities	188	(6)		182
Long-term debt	410	—		410
Deferred income taxes	80	—		80
Income tax payable	13	—		13
Pension liabilities	37	—		37
Other long-term liabilities	11	—		11
Total Liabilities	739	(6)		733
Shareholder’s Equity:				—
Common shares, $.01 par value, 1,000 shares authorized, 100 shares issued and outstanding	—	—		—
Additional paid in capital	607	—		607
Accumulated deficit	(61)	—	(c)	(61)
Accumulated other comprehensive loss	(37)	—		(37)
Total Shareholder’s Equity	509	—		509
Total Liabilities and Shareholder’s Equity	$1,248	$(6)		$1,242
See accompanying notes to unaudited pro forma condensed consolidated financial statements.

ATKORE INTERNATIONAL HOLDINGS INC.
Unaudited Pro Forma Condensed Consolidated Statement of Operations
For the nine months ended June 28, 2013

($ in millions)	As Reported	Pro forma Adjustments		Pro forma
Net sales	$1,197	$(102)	(d)	$1,095
Costs and expenses
Cost of sales	1,037	(94)	(d)	943
Asset impairment charges	26	(21)	(e)	5
Selling, general and administrative	133	(9)	(f)	124
Operating income	1	22		23
Interest expense, net	36	—	(g)	36
(Loss) income before income taxes	(35)	22		(13)
Income tax expense	1	(3)	(h)	(2)
(Loss) income from continuing operations	(36)	25		(11)
Loss from discontinued operations and disposal net of income tax benefit	—	—		—
Net (loss) income	$(36)	$25		$(11)

ATKORE INTERNATIONAL HOLDINGS INC.
Unaudited Pro Forma Condensed Consolidated Statement of Operations
For the fiscal year ended September 28, 2012

($ in millions)	As Reported	Pro forma Adjustments		Pro forma
Net sales	$1,687	$(138)	(d)	$1,549
Costs and expenses
Cost of sales	1,451	(131)	(d)	1,320
Selling, general and administrative	200	(10)	(f)	190
Operating income	36	3		39
Interest expense, net	48	2	(g)	50
(Loss) income before income taxes	(12)	1		(11)
Income tax expense	(10)	(1)	(h)	(11)
(Loss) income from continuing operations	(2)	2		—
Loss from discontinued operations and disposal net of income tax benefit	(6)	—		(6)
Net (loss) income	$(8)	$2		$(6)

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

ATKORE INTERNATIONAL HOLDINGS INC.
Notes to Unaudited Pro Forma Condensed Financial Statements
(In millions)

(a)	Reflects the elimination of assets and liabilities of the Subsidiary as of June 28, 2013.

(b)
Reflects the receipt of cash proceeds of $27 million, less cash on hand of $6 million at Subsidiary as of June 28, 2013 and transaction costs of approximately $3 million, including legal, advisory and other professional fees and retention payments. The remainder of the Purchase Price of $18 million will be paid in three equal installments on each of the nine, 12 and 18 month anniversaries of the closing, of which $12 million is included in prepaid and other current assets, and $6 million is included in other assets.

(c)
Reflects the estimated approximately $0 million gain or loss arising from the Agreement. No adjustment has been made to the sale proceeds to give effect to any potential post-closing adjustments under the terms of the Agreement.

(d)	Reflects the elimination of sales and cost of sales of the Subsidiary.

(e)	Reflects the elimination of asset impairment charges of the Subsidiary.

(f)
Reflects the elimination of the selling, general and administrative expenses of the Subsidiary that are necessary for and associated with revenue producing activities. This adjustment does not reflect any one-time nonrecurring costs, primarily transaction costs.

(g)	Reflects the elimination of interest income of the Subsidiary.

(h)	Represents the estimated income tax effect of the pro forma adjustments.